A. O. SMITH CORPORATON
NEWS RELEASE                                    For further information contact:
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MEDIA INQUIRES:        ANALYST/INVESTOR INQUIRES:        A. O. Smith Corporation
Edward J. O' Connor    Craig Watson                              P.O. Box 245008
414-359-4100           414-359-4009                    Milwaukee, WI  53224-9508
                                                                    414-359-4000
                                                                      NYSE:  AOS

A. O. Smith lowers third quarter estimate to $.18 to $.20 per share, full year earnings to $1.75 - $1.80; forecasts 2004 earnings of $2.40 - $2.60 per share

     A. O. Smith Corporation (AOS-NYSE) today lowered its estimate of third quarter earnings to $.18 to $.20 per share compared to its previous estimate of $.42 to $.46 per share for the quarter. Full-year earnings are now projected to range from $1.75 to $1.80 per share. Full-year earnings were previously estimated to range from $2.10 to $2.25 per share. For 2004, the company expects earnings of between $2.40 and $2.60 per share.

     In July, the company noted that declines in commercial construction activity and softness in the heating, ventilation and air conditioning (HVAC) market would result in little sales growth during the year. It expected earnings improvement in the second half to be driven by production repositioning in its electric motor business and the launch of new flammable vapor resistant water heaters.

     In anticipation of the launch of the flammable vapor resistant product in the third quarter, customers purchased significant quantities of residential gas water heaters in the second quarter. The resulting sales reduction in the third quarter, coupled with the disruption in manufacturing schedules caused by the pre-buy activity and the launch of the new product, caused sales and profit levels to be lower than anticipated. It is expected that performance in the water heater business will be back on track in the fourth quarter.

     In the electric motors business, previously announced efforts to reposition U.S. production to lower cost Mexican facilities were largely completed, although later than planned. Manufacturing costs were somewhat higher than anticipated during the final

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stages of this transition, negatively impacting third quarter profitability. In addition, inventory levels have grown in order to assure customer deliveries during the shift in production facilities. Inventories are also higher due to manufacturing schedules that anticipated higher sales levels. In order to reduce these inventory levels, production levels will be reduced through the fourth quarter. This will reduce fixed cost absorption and manufacturing margins during the fourth quarter.

     "While we are pleased in achieving a major milestone in our motors repositioning strategy, we are disappointed in our margin performance and inventory levels during the second half of this year. We are committed to addressing both issues and establishing a strong base for improved operating performance," Robert J. O'Toole, chairman and chief executive officer, said.

     O'Toole further commented, "The year 2003 has been one of challenge and accomplishment. In the motors business, we have transferred one-half of our domestic manufacturing operation to lower cost facilities in Mexico and China. In the water heater business, we have undergone the most significant product line transformation in our history. While these transformations will be largely behind us by year-end, we have suffered some delay in timing and higher costs than anticipated due to the disruption. We expect to be on track with our long-term strategic direction by year-end. Accordingly, we expect financial performance in 2004 to be in line with our strategic plan, in a range of $2.40 to $2.60 per share."

     A. O. Smith will broadcast a live conference call beginning at 10:00 a.m. (Eastern Time) today. The call can be heard on the company's web site, www.aosmith.com. An audio replay of the call will be available on the company's web site after the live event.

Forward-looking statements

     This release contains statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements generally can be identified by the use of words such as "may," "will,"

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"expect," "intend," "estimate," "anticipate," "believe," "continue," or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: instability in the company's electric motor and water products markets; inability to generate the synergistic cost savings from the acquisition of State Industries; the inability to implement cost-reduction programs; adverse changes in general economic conditions; significant increases in raw material prices; competitive pressures on the company's businesses; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

     Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward- looking statements attributable to the company, or persons acting on its behalf, are qualified in their entirety by these cautionary statements.

     A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is one of North America's largest manufacturers of electric motors, with a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors, as well as one of North America's largest manufacturers of residential and commercial water heating equipment. A. O. Smith Corporation has facilities in the United States, Mexico, Canada, England, Ireland, Hungary, the Netherlands, and China and employs approximately 17,000 people.